Exhibit 10.3
MEDCO HEALTH SOLUTIONS, INC.
2006 CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN
SECTION 1
PURPOSE
The Board of Directors of the Company recognizes that there are circumstances under which the occurrence of a Change in Control could be in the best interests of the Company and its stockholders. However, the threat or the occurrence of a Change in Control can result in significant distractions of the Company’s key executive personnel because of the uncertainties inherent in such a situation. The Board has determined that it is essential and in the best interests of the Company and its stockholders to retain the services of its key executive personnel in the event of a threat of a Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. Accordingly, the Company has adopted, effective as of the Effective Date, this Medco Health Solutions, Inc. Change in Control Executive Severance Plan as set forth in this document.
SECTION 2
DEFINITIONS
As used herein, the following words and phrases shall have the following meanings:
2.1 The term “Affiliate” shall mean, with respect to any person or entity, any entity directly or indirectly controlled by, controlling or under common control with such person or entity.
2.2 The term “Annual Salary Amount” shall mean a Participant’s annual base salary as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives.
2.3 The term “Board” shall mean the Board of Directors of the Company.
2.4 The term “Bonus Amount” shall mean, as to any Participant, an amount equal to the Participant’s annual cash bonus paid for the last completed performance year.
2.5 The term “Bonus Plan” shall mean the Medco Health Solutions, Inc. Executive Annual Incentive Compensation Plan (or successors thereto).
2.6 “Cause” for termination by the Employer of the Participant’s employment shall mean (i) willful and continued failure by the Participant to substantially perform the Participant’s duties on behalf of the Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant) for a period of at least thirty consecutive days after a written demand for substantial performance has been delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, (ii) willful misconduct or gross negligence by the Participant which is demonstrably and materially injurious to the Company or any of its subsidiaries, or (iii) the Participant is convicted of, or has entered a plea of nolo contendere to, (x) a felony or (y) any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust. For purposes of clauses (i) and (ii) of this definition, an act, or failure to act, on the Participant’s part shall not be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company. In addition, a Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), finding in good faith that the Participant has committed Cause as set forth in such clauses and specifying the circumstances constituting Cause.
2.7 A “Change in Control” shall mean the occurrence during the term of the Plan of any one of the following events:
(a) An acquisition (other than directly from the Company) of any shares of Common Stock or other voting securities of the Company by any “Person” (for purposes of this Section only, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of the Company’s then outstanding voting securities entitled to vote for the election of directors (the “Voting Securities”); provided, however, in determining whether a Change in Control has occurred, shares of Common Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined); or
(b) The individuals who, immediately after the Effective Date, are members of the Board of Directors of the Company (the “Incumbent Board”), (i) cease for any reason to constitute at least a majority of the members of the Board of Directors of the Company, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the board of directors of (x) the Surviving Corporation (as hereinafter defined), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation (as hereinafter defined); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of:
(i) A merger, consolidation or reorganization with or into the Company or a direct or indirect subsidiary of the Company or in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean:
(A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Corporation”), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation;
(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger, constitute at least a majority of the members of the board of directors of, (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; and
(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding shares of Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation.
(ii) A complete liquidation or dissolution of the Company; or
(iii) The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

2.8 The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.9 “Common Stock” shall mean the common stock of the Company, par value $0.01.
2.10 The term “Company” shall mean Medco Health Solutions, Inc.
2.11 The term “Earned But Unpaid Bonus Amount” shall mean as to any Participant whose Termination Date occurs prior to the date on which annual cash bonuses are paid under the Company’s Bonus Plan in respect of the Fiscal Year Preceding Termination, an amount equal to the bonus awarded to the Participant under the Company’s Bonus Plan in respect of the Fiscal Year Preceding Termination (which may be zero); provided, however, if bonuses have not yet been awarded by the Termination Date, the Earned But Unpaid Bonus Amount shall be equal to the annual cash bonus, if any, paid to or deferred by such Participant in respect of the fiscal year ended immediately prior to the Fiscal Year Preceding Termination. The Earned But Unpaid Bonus Amount shall not duplicate any bonus paid or deferred in respect of the Fiscal Year Preceding Termination. By way of example, if a Participant’s Termination Date is February 1, 2006 (and assuming bonuses have not yet been awarded under the Company’s Bonus Plan in respect of fiscal year 2005 by such date), the Earned But Unpaid Bonus Amount for such Eligible Individual shall be equal to the Eligible Individual’s annual bonus in respect of 2004, if any.
2.12 The “Effective Date” of the Plan is February 1, 2006, the date of its approval by the Board.
2.13 The term “Employer” shall mean, as applicable to any Participant, the Company or a subsidiary of the Company that employs the Participant.
2.14 The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
2.15 The term “Executive Officer” shall mean as of a particular day, the executive officers of the Company as most recently designated by the Board.
2.16 The term “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
2.17 The term “Fiscal Year Preceding Termination” shall mean the most recent fiscal year of the Company ended prior to a Participant’s Termination Date.
2.18 “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:
(a) a significant adverse change in the Participant’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not “Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, (B) a change in the person to whom (but not the position to which) the Participant reports, or (C) the Participant ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; or

(b)(i) a reduction in the Participant’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the Participant’s bonus opportunity under the Bonus Plan as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;
(ii) the failure by the Company or the Employer (as applicable) to pay to the Participant (A) any portion of the Participant’s annual base salary, (B) any awards earned pursuant to the Bonus Plan or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Affiliates (including restricted stock units), in each case within seven days of the date such compensation is due;
(iii) (A) the failure by the Company or the Employer (as applicable) to continue in effect any compensation plan or program in which the Participant participates immediately prior to the Change in Control and which is material to the Participant’s total compensation, including, without limitation, the Bonus Plan and the Company’s Incentive Stock Plans, or any plans or programs adopted in substitution therefore prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or (B) the failure by the Company or the Employer (as applicable) to continue the Participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other positions as existed at the time of the Change in Control;
(iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Article VII hereof, if required to do so; or
(v) any purported termination of the Participant’s employment by the Company or the Employer (as applicable) which is not effected pursuant to a Notice of Termination satisfying the requirements of Article V hereof (and for purposes of this Plan, no such purported termination shall be effective).
The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the Participant fails to provide the Company with notice of the occurrence of any of foregoing within the thirty-day period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (ii) the Participant fails to provide the Company with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Company by the Participant within thirty days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the thirty-day notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the first anniversary of the Change in Control in the event that the first anniversary of the Change in Control would occur during such thirty-day period.

2.19 The term “Incentive Stock Plans” shall mean as to the applicable Participant the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, the Accredo Health Incorporated 2002 Long Term Incentive Plan and any similar plan adopted in the future providing for long term equity compensation.
2.20 The term “Leave of Absence” shall mean any leave of absence, whether or not approved by the Company or the Employer, other than (i) family medical leave, (ii) personal leave for jury duty, (iii) military leave, and (iv) any leave of absence approved for a period of less than six months (including vacation time and paid time off) and (v) any leave of absence approved for a period of six months or more from which the Participant actually returns to work in less than six months.
2.21 The term “Notice of Termination” shall mean a notice that indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated. No purported termination of employment shall be effective without a Notice of Termination.
2.22 The term “Participants” shall mean Executive Officers of the Company who meet the eligibility requirements of Article III of the Plan, excluding (x) individuals on Leave of Absence and (y) individuals who remain employed solely pursuant to a separation agreement with the Company or the Employer. An individual excluded as a Participant pursuant to clause (x) of this Section 2.22 shall be so excluded only during such Leave of Absence.
2.23 The term “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G (b) (2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.
2.24 The term “Permanent Disability” shall mean (i) that a Participant is receiving long-term disability benefits under the disability plan in which the Participant participates as of the Termination Date, or (ii) if there is no such plan as of the Termination Date, that the Participant has been substantially unable to perform his or her duties, services and responsibilities by reason of a physical or mental infirmity for 180 consecutive days.
2.25 The term “Plan” shall mean the Medco Health Solutions, Inc. Change in Control Executive Severance Plan as set forth in this document.
2.26 The term “Pro-Rata Bonus” shall mean, with respect to the fiscal year in which a Participant’s Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and the denominator of which is twelve; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus the Participant receives from the Employer in respect of the fiscal year in which the Termination Date occurs.

2.27 The term “Qualifying Termination” shall mean a termination of employment of a Participant that entitles him or her to Severance Benefits as provided in Section 3.3.
2.28 The term “Severance Benefits” shall mean the payments and benefits payable in accordance with Articles III and IV of the Plan.
2.29 The term “Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company.
2.30 The term “Termination Date” shall mean the date of the termination of a Participant’s employment with the Employer as determined in accordance with Article V.
SECTION 3
ELIGIBILITY
3.1 Commencement of Participation. Each Executive Officer as of the Effective Date shall automatically be a Participant in the Plan as of the Effective Date. Each individual who is designated by the Board as an Executive Officer following the Effective Date shall automatically be a Participant in the Plan as of the date of such designation.
3.2 Duration of Participation.
(a) A Participant shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Section 8.2), he or she ceases to be an Executive Officer, or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan.
(b) A Participant entitled to Severance Benefits under the terms of this Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits has been paid to him or her.
3.3 Eligibility for Severance Benefits
(a) Subject to Section 3.3(b), a Participant shall be entitled to receive Severance Benefits from the Company in the amount provided in Section 4.1(a) if the Participant’s employment is terminated in a Qualifying Termination. For purposes of the Plan, a Qualifying Termination shall occur if (i) a Change in Control has occurred and (ii) within one year thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing a Qualifying Termination shall not occur and no Severance Benefits shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason, or (D) by reason of the Participant’s death.
(b) No Severance Benefits will be provided to a Participant unless the Participant has properly executed and delivered to the Company a Release of Claims and that Release of Claims has become irrevocable as provided therein. Such Release of Claims shall not be accepted by the Company unless it is executed on or after the Participant’s Termination Date. The initial release of claims is attached to this Plan as Appendix A. Prior to the occurrence of a Change in Control, but subject to Section 8.2, the release of claims may be revised by the Company. The Company may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.

(c) For purposes of determining a Participant’s and the Company’s rights and obligations under the Plan, the transfer of employment of a Participant from the Company to one of its Affiliates, or from such an Affiliate to the Company, in each case whether before or after the Change in Control, shall not constitute a termination of employment for purposes of the Plan.
SECTION 4
SEVERANCE PAY AND BENEFITS
4.1 Severance Benefits. Subject to Section 4.4, if a Participant’s employment is terminated in a Qualifying Termination, such Participant shall be entitled to each of the following:
(a) The Company shall pay to the Participant an amount of cash equal to the sum of (1) two times the sum of the Annual Salary Amount plus the Bonus Amount, (2) the Pro Rata Bonus Amount, plus (3) the Earned But Unpaid Bonus Amount; and
(b) The Company shall make available for up to twelve months following his or her Termination Date active health and welfare benefits coverage for him or her and his or her spouse and dependents who are eligible and were covered dependents on the date of termination of employment. COBRA continuation coverage shall be applicable to the period following the continuation of active coverage. The cost to the Participant of such coverage and the terms and conditions of such coverage shall be the same as those applicable to similarly situated active employees of the Company. Such active coverage shall terminate to the same extent COBRA continuation coverage would terminate. In addition, such coverage shall terminate upon the Participant’s eligibility for coverage by a subsequent employer, even if that coverage is declined. If a Participant whose employment terminates in a Qualifying Termination dies after his or her Termination Date but before he or she receives the full amount of the health and welfare benefits set forth in this Section 4.1, such benefits shall, if they are then being provided to the spouse and dependents of the Participant, continue to be provided to his or her spouse and dependents for the period set forth herein. Notwithstanding the forgoing, if the provision of continued active coverage could result in the taxation of benefits under the Company’s self-insured health plan, the Company shall be obligated to provide substantially similar coverage through and individual or group insurance policy.
Notwithstanding the forgoing, any action taken by the Company or any of its Affiliates that (i) forms a basis of a Participant’s termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 4.1.
4.2 Form and Time of Payment
Severance Benefits shall be paid in accordance with the Employer’s normal payroll cycle, less any applicable state and federal taxes required to be withheld. Cash Severance Benefits shall be paid as soon as practicable after the expiration of any period during which the Participant may revoke the Release of Claims pursuant to the terms of the Release of Claims. Notwithstanding the forgoing, the first six months of cash Severance Benefits shall be delayed until the sixth month anniversary of the Termination Date at which time it shall be paid in a lump sum. This provision is included to comply with Section 409A of the Code.

4.3 Severance Benefits Conditional
(a) Anything in this Plan to the contrary notwithstanding, all payments and benefits for each Participant are conditional upon such Participant’s compliance with the Restrictions on Competitive Employment and Restrictions Against Solicitation and Inducement described below (collectively the “Restrictions”). Until such Restrictions are completely satisfied, the Participant shall be a constructive trustee of such payments and benefits and shall return them to the Company promptly if he/she violates any aspect of such Restrictions.
(b) During employment, and for a period 24 months following the Qualifying Termination, the Participant will not (as an individual, principal, agent, employee, consultant, or otherwise), directly or indirectly in any territory in which the Company and/or any of its Affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company (collectively, “Restrictions on Competitive Employment”). The Business of the Company includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by the Company, or that are in the development stage at the time of the Qualifying Termination and are actually marketed by the Company and/or its Affiliates thereafter; (iv) the collection, analysis and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management and disease management business whether such business is conducted through mail service, retail pharmacy networks or other means, including but not limited to, the internet or other types of electronic transmission; (vi) the organization and administration of retail pharmacy networks; (vii) the specialty pharmacy business and (viii) any other business in which the Company and/or any of its Affiliates is then engaged as to which the Participant has involvement in the course of his or her employment hereunder and/or acquired or received Confidential Information, (hereinafter collectively, the “Business of the Company”). In addition, the Participant will not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation.
(c) During employment and for a period of 24 months following a Qualifying Termination, the Participant will not, directly or indirectly do any of the following (collectively, “Restrictions Against Solicitation and Inducement”): (i) solicit or contact any customer or targeted potential customer of the Company and/or its Affiliates upon whom he/she called or solicited or with whom he/she became acquainted after commencement of employment; (ii) induce or attempt to induce, any employees, agents or consultants of the Company and/or its Affiliates to do anything from which he or she is restricted by reason of this Plan or any agreement between the Participant and the Company that restricts the Participant against solicitation or inducement; (iii) offer or aid others to offer employment to any employees, agents, or consultants of the Company and/or its Affiliates; or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and the Company and/or its Affiliates.

(d) The Restrictions on Competitive Employment and the Restrictions Against Solicitation applicable to Participants are effective for the time stated in this Plan and do not affect and are not affected by any other similar restrictions that may apply or may in the future apply to such Participant pursuant to any other plan, agreement or other arrangement.
4.4 Exclusive Payments; No Mitigation
(a) The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason following a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company or any of its Affiliates including without limitation the Medco Health Solutions, Inc. 2006 Executive Severance Plan. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other or similar agreement with the Company or any of its Affiliates, or is a participant in any other severance plan, practice or policy of the Company or any of its Affiliates, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.4 so long as the reduction provision of such other agreement, plan, practice or policy is applied. The severance pay to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any cash payments to which the Participant may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act). In addition, cash Severance Benefits shall be reduced by the amount of short-term or long term disability benefits payable to a Participant under any plan, program or arrangement of an Employer in the event that cash Severance Benefits payable hereunder cannot, by law, reduce the amount of short-term or long-term disability benefits payable to a Participant under such plan, program, or arrangement. Non-cash Severance Benefits shall be provided under this Plan without duplication of the same or similar benefits to which a Participant may be entitled under any such agreement, plan, practice or policy.
(b) The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and, except as provided in Section 4.1(b) with respect to health and welfare benefits, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.
SECTION 5
TERMINATION OF EMPLOYMENT
5.1 Written Notice Required. Any purported termination of employment, whether by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

5.2 Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination subject to the following:
(a) If the Participant’s employment is terminated by the Employer for Cause or due to Permanent Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant, provided that in the case of Permanent Disability the Participant shall not have returned to the full-time performance of his or her duties during such period of at least thirty days; and
(b) If the Participant terminates his or her employment for Good Reason, the date specified in the Notice of Termination shall not be more than thirty days from the date the Notice of Termination is given to the Employer.
5.3 Transition Period. If the Participant terminates his or her employment for Good Reason, the Company may, in its discretion, require the Participant to remain employed for transition purposes for not more than thirty days after the Termination Date (such period, the “Extension Period”). If the Company elects to continue the Participant’s employment during the Extension Period pursuant to this Section 5.3, then (i) during the Extension Period, the Participant shall continue to receive compensation and employee benefits that are the same as in effect prior to the commencement of the Extension Period and (ii) no act, circumstance or occurrence during the Extension Period shall affect the right of the Participant to receive the Severance Benefits determined as of the Termination Date, or if greater, determined as of the end of the Extension Period.
SECTION 6
EFFECT OF SECTIONS 280G AND 4999 OF THE CODE
6.1 280G Cap. Notwithstanding anything contained in this Plan to the contrary, to the extent that any Payments would be subject to the Excise Tax, the Payments hereunder shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Participant shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Participant shall have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Change in Control (as hereinafter defined). Any notice given by Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Participant’s rights and entitlements to any benefits or compensation.
SECTION 7
SUCCESSORS TO COMPANY
7.1 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

SECTION 8
DURATION, AMENDMENT AND PLAN TERMINATION
8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.
8.2 Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by two-thirds of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that the hiring, termination of employment, promotion or demotion of any employee of the Company or any of its Affiliates prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs. The revision of the release of claims attached hereto as Appendix A shall be deemed to be a modification of the Plan for purposes of this Section 8.2.
8.3 Form of Amendment. The form of any amendment or termination of the Plan in accordance with Section 8.2 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.
SECTION 9
MISCELLANEOUS
9.1 Legal Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on his or her claim for relief in an action (i) by the Participant to obtain or enforce any right or benefit provided by this Plan or (ii) by the Company or the Employer to enforce post-termination covenants against the Participant.

9.2 Employment Status. This Plan does not constitute a contract of employment or impose on any Employer any obligation to retain any Participant as an employee, to change the status of any Participant’s employment as an Executive Officer, or to change any employment policies of any Employer.
9.3 Withholding of Taxes. The Company shall withhold from any amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.
9.4 No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.
9.5 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.6 Settlement of Claims. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.
9.7 Unfunded Obligation. All Severance Benefits provided under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any health benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company or the Employer. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s or Employer’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 2.18 following a Change in Control)).
9.8 Governing Law. It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder. This Plan shall also be subject to all applicable non-U.S. laws as to Participants employed by subsidiaries of the Company located outside of the United States. Without limiting the generality of this Section 9.8, it is intended that the Plan comply with Section 409A of the Code, and, the Board shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the Severance Benefits due to Participants hereunder.

9.9 Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.
9.10 Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.
9.11 Effective Date. This Plan shall be effective as of February 1, 2006.

2006 Change in Control Executive Severance Plan
Amendment 2010-1
The Medco Health Solutions, Inc. 2006 Change in Control Executive Severance Plan is amended so that:
A. Section 4.3 (b) of that Plan will read in full as follows:
“During employment, and for a period 24 months following the Qualifying Termination, the Participant will not (as an individual, principal, agent, employee, consultant, or otherwise), directly or indirectly, in any territory in which the Company and/or any of its Affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company (collectively, “Restrictions on Competitive Employment”). The Business of the Company includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by the Company, or that are in the development stage at the time of the Qualifying Termination and are actually marketed by the Company and/or its Affiliates thereafter; (iv) the reporting and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management business, whether conducted through mail service, retail pharmacy networks or other means, including but not limited to, the internet or other types of electronic transmission; (vi) the organization and administration of retail pharmacy networks; (vii) the disease management business (e.g., population-based programs intended to identify those at risk and appropriate interventions, and measure outcomes); (viii) specialty pharmacy, which shall include without limitation, the following: (a) pharmacy services or products for consumers with acute or chronic conditions that, generally, require injection or other non-oral methods of administration, including, without limitation, drugs for transplants, that are provided at the consumer’s home or other alternate setting including, without limitation, a physician’s office; (b) programs for therapeutics that are time or temperature sensitive or need to be formulated or monitored carefully and are not generally dispensed through a retail or home delivery pharmacy; or (c) physician administered prescription drugs including, without limitation, those drugs covered under a medical benefit; (ix) the selling of diabetes products or services; (x) the business of (a) peri and post approval clinical research; (b) consultative, retrospective and prospective research in the fields of health economics, health outcomes, epidemiology, and drug safety; (c) data quality and investigator training associated with clinical trials that involve subjective end-points; (d) interactive voice and web-based software systems used for randomization and supply management in clinical research; publication, planning and support services; (e) software and data-base services related to the development and management of publications; and (f) continuing medical education (CME) programs for physicians and other medical professionals; or (xi) any other business in which the Company and/or any of its Affiliates is then engaged as to which the Participant has involvement in the course of his or her employment hereunder and/or acquired or received Confidential Information, (hereinafter collectively, the “Business of the Company”). In addition, the Participant will not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation.”

B. A new section 4.3(e) will be added to read in full as follows:
“Receipt of payments and benefits is specifically conditioned upon the Participant’s agreement to certify that during the term of his/her employment with the Company, he/she has complied with all laws, regulations, rules and policies pertaining to Medicare, Medicaid, FEHBP (federal plans) or any other federal or state health care program. The Participant shall further certify that either (i) he/she is unaware of any non-compliant conduct by the Company or its employees; or (ii) he/she has provided the Company with any and all information he/she has, whether based on direct or indirect information, of any wrongdoing, irregularities, improprieties or illegalities regarding (1) the ordering or delivery of any item or performance of any service by the Company, and (2) the coding, billing, and submission of claims that may have ultimately been paid with funds from any government payor.”

2006 Change in Control Executive Severance Plan
Amendment 2011-1
The Medco Health Solutions, Inc. 2006 Change in Control Executive Severance Plan is hereby amended so that:
A.	Section 3.3(a)(ii) of that Plan shall be amended to read in full as follows:
(ii) within two years thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing a Qualifying Termination shall not occur and no Severance Benefits shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason, or (D) by reason of the Participant’s death.
B.	The following shall be added as a new Section 2.18(b)(iv) of the Plan and the remaining provisions of Section 2.18(b) shall be retained and renumbered accordingly:
(iv) (A) the Participant’s principal office location is moved a location more than fifty (50) miles from the Participant’s office location immediately prior to the effective time of a Change in Control and such relocation increases the distance from the Participant’s residence at the time of relocation to the principal office by a material amount, (B) the Participant is required to work in the corporate headquarters of the Employer’s Parent Corporation (or ultimate Parent Corporation) on an ongoing basis (even if the Participant is not required to actually relocate) or (C) the Participant’s required business travel after the effective time of a Change in Control significantly and materially exceeds the Participant’s business travel immediately prior to the effective time of a Change in Control.
C.	Other than the changes set forth in paragraphs A and B above, the remainder of the Plan shall remain unmodified in any manner.

Appendix A
Form of Release of Claims
GENERAL RELEASE
1. General Release.
In consideration of the payments and benefits to be made under the Medco Health Solutions, Inc. Change in Control Executive Severance Plan (the “Plan”),  _____  (the “Employee”), with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Medco Health Solutions, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New Jersey Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws including, without limitation, the New Jersey Conscientious Employee Protection Act, excepting only:
(a) rights of the Employee under this General Release and the Plan;
(b) rights of the Employee relating to equity awards held by the Employee as of his or her Termination Date (as defined in the Plan);
(c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;
(d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and
(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.
2. No Admissions. The Employee acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4. Specific Waiver. The Employee specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.
5. No Complaints or Other Claims. The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
6. Conditions of General Release.
(a) Terms and Conditions. From and after the Termination Date, the Employee shall abide by all the terms and conditions of this General Release and the terms and conditions set forth in the Employee’s Key Employee Agreement which is incorporated herein by reference and the restrictive covenants set forth in Section 4.3 of the Plan which are incorporated by reference.
(b) Confidentiality. The Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Employee shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Employee during the Employee’s employment by the Company that is not generally available public knowledge (other than by acts by the Employee in violation of this General Release).

(c) Return of Company Material. The Employee represents that he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Employee’s compensation or employee benefits.
(d) Cooperation. Following the Termination Date, the Employee shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Employee’s services to the Company Affiliated Group.
(e) Nondisparagement. The Employee agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.
(f) No Representation. The Employee acknowledges that, other than as set forth in this Agreement and the Plan, (i) no promises have been made to him or her and (ii) in signing this General Release the Employee is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Employee or claimed by the Employee, or concerning the General Release or concerning any other thing or matter.
(g) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 6, the Employee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient.
7. Voluntariness. The Employee agrees that he or she is relying solely upon his or her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this General Release; that the Employee is signing this General Release of his or her own free will; that the Employee has read and understood the General Release before signing it; and that the Employee is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.
8. Legal Counsel. The Employee acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

9. Complete Agreement/Severability. This General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
10. Acceptance. The Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.
11. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.
12. Amendment, Termination of Plans. The Company retains the right (to the extent permitted by law) to amend, modify or terminate the Plan in accordance with its terms, and nothing in this General Release affects or alters that right. If the Employee signs and returns the General Release, any later amendment, modification or termination shall have no effect on the amount of Severance Benefits the Employee is eligible to receive as set forth in the Plan as in effect on the date that the Employee signs this General Release.
13. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.
Please indicate your acceptance of this General Release by signing and dating this letter and returning it to the Company. A duplicate of this letter is enclosed for your records.

Very truly yours,

Name:
Title:
ACCEPTED AND AGREED: